UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ASSOCIATED ESTATES REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2010 annual meeting of shareholders of Associated Estates Realty Corporation will be held at the Renaissance Cleveland Hotel, 24 Public Square, Cleveland, Ohio 44113, on Wednesday, May 5, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified;
2.

To approve an amendment to our Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000, which results in an increase in the total number of authorized shares from 50,000,000 to 100,000,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010; and
4.	To transact all other business that properly comes before the meeting.

Only shareholders of record at the close of business on March 15, 2010, are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.  Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.  The principal address of Associated Estates Realty Corporation is 1 AEC Parkway, Richmond Heights, Ohio  44143.

By order of the Board of Directors
Martin A. Fishman
Secretary

Dated:  April 2, 2010

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2010.

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available at http://ir.AssociatedEstates.com/annual-proxy.cfm

You can help us make a difference by eliminating paper proxy mailings.  With your consent, we will provide all future proxy materials electronically.  Instructions for consenting to electronic delivery can be found on your proxy card.  Your consent to receive shareholder materials electronically will remain in effect until canceled.

ASSOCIATED ESTATES REALTY CORPORATION
1 AEC Parkway
Richmond Heights, Ohio  44143

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation (the “Company”) on certain matters to be voted on at the upcoming annual meeting of shareholders, which will be held at the Renaissance Cleveland Hotel, 24 Public Square, Cleveland, Ohio 44113, on Wednesday, May 5, 2010, at 10:00 a.m., local time.  We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about April 2, 2010.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Shareholders?

At the Company’s annual meeting of shareholders, shareholders will vote upon matters outlined in the accompanying notice of meeting, including the election of seven directors, an amendment to our Articles of Incorporation to increase the number of authorized common shares and total authorized shares and a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.  We are not aware of any other matter that will be presented for your vote at the meeting.

When and Where Is the Meeting?

The meeting will be held at The Renaissance Cleveland Hotel, 24 Public Square, Cleveland, Ohio 44113, on Wednesday, May 5, 2010, at 10:00 a.m., local time.  Parking is available at the Renaissance Cleveland Hotel.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, March 15, 2010, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding common share entitles such shareholder to cast one vote on each matter to be voted on.  As of the record date, the Company had outstanding 22,349,302 common shares.

Who Can Attend the Meeting?

Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

Can My Broker Vote My Shares Without My Instructions?

Whether your bank, broker or other nominee holding your shares may vote without your instruction depends on the matter being voted upon.  When brokers do not receive voting instructions from a customer, they are permitted to, and generally do, exercise discretionary voting authority with respect to the customer’s shares on “routine” matters being voted on at a meeting.  If there are non-routine matters also being voted upon at the same meeting, the broker is not permitted to exercise discretionary voting authority on such matters, and the shares voted by the broker in its discretion on routine matters are considered “broker non-votes” with respect to the non-routine matters.

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Beginning this year, the election of directors is a non-routine matter, and accordingly brokers may not exercise discretionary voting authority for the election of directors, so your instruction to your broker on how you want your shares voted is very important.  The Company has been advised that the proposal to approve an amendment to our Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares and total authorized shares and the proposal to ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm are considered routine matters.

What Constitutes a Quorum?

A quorum for the transaction of business at the meeting requires the presence, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date.  Proxies received by the Company but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

What Vote Is Required to Approve each Proposal Assuming that a Quorum Is Present at the Meeting?

Proposal One:  Election of Directors.  The seven director nominees who receive the greatest number of affirmative votes will be elected directors.  Votes withheld and broker non-votes will not count for or against any nominee for director.

Proposal Two:  Approval of an Amendment to our Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000, which results in an increase in the total number of authorized shares from 50,000,000 to 100,000,000.  The proposal to approve the amendment to our Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000 and the total number of authorized shares from 50,000,000 to 100,000,000 requires the affirmative vote of the holders of a majority of our outstanding common shares.  If you abstain from voting on this proposal, it will have the same effect as a vote “against” this proposal.  If your shares are held in a brokerage account and you do not provide voting instructions, your broker has the discretion to vote your shares on this proposal.

Proposal Three:  Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.  The Audit Committee plans to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the Company's fiscal year 2010.  Although ratification is not required, the Board of Directors is submitting this appointment to our shareholders for ratification as a matter of good corporate practice.  See page 30 under “Proposal Three” for additional information.  A majority of the votes of shares present in person or by proxy and entitled to vote is required for the approval of this proposal.  If you abstain from voting on this proposal, it will have the same effect as a vote “against” this proposal.  If your shares are held in a brokerage account and you do not provide voting instructions, your broker has the discretion to vote your shares on this proposal.

How Do I Vote?

If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the meeting or by proxy.  If you decide to vote by proxy, you may do so in any one of the following three ways:

By Telephone:  You may call the toll-free number printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Telephone voting is available 24 hours a day.  If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the website printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Internet voting is available 24 hours a day.  If you vote over the Internet, you do not need to return your proxy card.

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By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you own shares beneficially through a bank, broker or otherwise, the institution that holds your shares will enclose voting instructions when sending our proxy statement to you.

If you hold shares through the AERC 401(k) Savings Plan and Trust, you will receive voting instructions from that plan's administrator, which may have a different deadline for determining the manner in which such shares will be voted.

Each proxy that is received timely, properly signed and not subsequently revoked will be voted at the meeting in accordance with the directions of the shareholder.  If a proxy is properly signed but incomplete or if you do not provide instructions, the proxy will be voted: 1) FOR the election of each nominee as set forth under “Proposal One: Election of Directors” to serve as a director of the Company; 2) FOR the proposal to approve the amendment to our Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000, which results in an increase in the total number of authorized shares from 50,000,000 to 100,000,000; 3) FOR the ratification of the appointment of the Company’s independent registered public accounting firm; and 4) pursuant to the discretion of the appointed proxies for any other action properly brought before the meeting or any postponement or adjournment thereof.

Can I Revoke My Proxy?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Shareholders, or by giving notice of revocation to the Company in open meeting.  However, your presence at the annual meeting of shareholders alone will not be sufficient to revoke your previously granted proxy.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors.  We have hired Georgeson, Inc. to help us send out the proxy materials and assist with the process.  The cost of the solicitation of your proxy, which will be approximately $13,000, will be borne by the Company.  In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile.  These officers and employees will not receive any additional compensation for their participation in the solicitation.

Can I Receive the Proxy Materials Electronically?

Yes.  The Company is pleased to offer shareholders the choice to receive all future proxy statements, proxy cards and annual reports electronically over the Internet.  Choosing electronic delivery will save the Company the costs of printing and mailing these materials.  If you are a shareholder of record and would like to receive these materials electronically in the future, you can consent to electronic delivery by following the instructions on your proxy card.

PROPOSAL ONE:  ELECTION OF DIRECTORS

At the annual meeting of shareholders, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, Gibbons, Milstein, Schoff and Schwarz.  Each director elected will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee.

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The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting of Shareholders

			Director
Name	Age	Principal Occupation	Since

Albert T. Adams	59	Partner, Baker & Hostetler LLP	1996

James M. Delaney	75	Consultant, AON Risk Services	1999

Jeffrey I. Friedman	58	Chairman of the Board, President and Chief Executive	1993
		Officer of the Company
Michael E. Gibbons	57	Senior Managing Director and Principal, Brown Gibbons	2004
		Lang & Company L.P.
Mark L. Milstein	47	Project Manager, J. Holden Construction	1993

James A. Schoff	64	Special Advisor to the CEO of Developers Diversified	2006
		Realty Corporation
Richard T. Schwarz	58	Limited Partner, Edgewater Capital Partners	1994

Business Experience of Directors

Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977.

James M. Delaney has served as a consultant to AON Risk Services, a risk management firm, since 1997.  Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 2002.  In 1974, Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment communities.  Mr. Friedman is the brother-in-law of Mark L. Milstein.

Michael E. Gibbons has been the Senior Managing Director and Principal of Brown Gibbons Lang & Company L.P., a Cleveland-based investment banking firm, since its inception in 1989.  Mr. Gibbons also currently serves on the Board of Directors of Preformed Line Products, an international designer and manufacturer of overhead and underground network products and systems.

Mark L. Milstein has been a project manager for J. Holden Construction, a construction company, since 1999.  Mr. Milstein was President of Adam Construction Company, a general contractor, from 1993 to 1999 and a Senior Project Manager for Adam Construction Company from 1988 to 1993.  Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

James A. Schoff has served as Special Advisor to the Chief Executive Officer of Developers Diversified Realty Corporation (“DDR”), a shopping center real estate investment trust, since 2004.  Mr. Schoff also served as Executive Vice President and Chief Operating Officer of DDR from 1993 to 1998, Vice Chairman and Chief Investment Officer of DDR from 1998 to 2002, and Senior Investment Officer of DDR from 2002 to 2003.

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Richard T. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003.  In 1998, he co-founded Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in businesses in northeast Ohio.  Prior to forming Sycamore, he was Director and President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation.  Mr. Schwarz is currently Chairman of the Board of Directors of Nine Sigma, Inc., a privately held technology company.

How Often Did the Board of Directors Meet During 2009?

The Board of Directors held four meetings in 2009.  In 2009, each member of the Board of Directors attended all of the meetings of the Board of Directors and the committees of which he was a member.  The Company has a policy requiring director attendance at all Board of Directors meetings, absent unusual circumstances.  The Company expects its directors to attend the annual meeting of shareholders (which is usually held the same day as a meeting of the Board of Directors).  Michael E. Gibbons was out of the country and unable to attend the 2009 annual shareholders meeting, however Mr. Gibbons participated telephonically in the meeting of the Board of Directors held that same day.  All of the Company’s other directors attended the 2009 annual shareholders meeting.

How Are Directors Compensated?

Employees of the Company who are also directors are not paid any director fees.  Compensation for non-employee directors includes the following:

•	An annual retainer fee of $45,000, paid in quarterly installments;

•

An additional annual retainer fee of $7,500, paid in quarterly installments, to the respective Chairs of the Executive Compensation, Finance and Planning and Nominating and Corporate Governance Committees;

•	An additional annual retainer fee of $15,000, paid in quarterly installments, to the Chair of the Audit Committee; and

•	An additional annual retainer of $7,500, paid in quarterly installments, to the lead director.

Non-employee directors are eligible for restricted share grants and stock option grants, which may be awarded from time to time by the Board of Directors.  During 2009, each non-employee director received a grant of 7,962 restricted shares issued on May 6, 2009.  The closing price of the Company’s common shares on the date of that grant was $6.28.  The Company maintains a non-qualified deferred compensation plan for directors (the “Directors’ Deferred Compensation Plan”).  Each non-employee director has the opportunity to elect to defer fees earned in cash and/or equity awards into an account.  The amount of fees and equity awards are converted to share units.  These units are valued based on the Company’s share price and accrue dividend equivalents.  Distributions from each participant’s account are made in accordance with the instructions set forth by the participant at the time he elects to defer his compensation.  Because the value of a director’s account balance is determined by reference to the Company’s share price and because dividend equivalents received are equal to the dividend declared on the Company’s common shares, there are no above-market earnings on deferred compensation account balances.  Effective on January 1, 2010, the Directors' Deferred Compensation Plan was amended to provide that distributions from the plan commencing after December 31, 2010 will be settled by issuance of the Company's common shares.  Distributions with a commencement date of December 31, 2010 or prior, will be settled in cash.

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The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2009:

DIRECTOR COMPENSATION

			Change in
			Pension Value and
	Fees Earned or	Stock	Non-Qualified Deferred
	Paid in Cash	Awards	Compensation Earnings	Total
Name	($)(1)	($)(2)	($)(3)	($)

Albert T. Adams	52,500	50,000	413,012	515,512
James M. Delaney	60,000	50,000	183,046	293,046
Michael E. Gibbons	52,500	50,000	195,505	298,005
Mark L. Milstein	45,000	50,000	21,293	116,293
James A. Schoff	45,000	50,000	185,577	280,577
Richard T. Schwarz	60,000	50,000	7,523	117,523

(1)	Messrs. Adams, Gibbons and Schoff have elected to defer the fees earned in cash into the Directors’ Deferred Compensation Plan.

(2)

A grant of 7,962 restricted shares was issued to each non-employee director on May 6, 2009, and the closing price of the Company’s common shares on that date was $6.28.  The amounts reflect the fair value of the award calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP.  Assumptions used in the calculation of these amounts are included in Note 15 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2009, filed with the Securities & Exchange Commission (the "SEC") on February 25, 2010.  Messrs. Adams, Delaney, Gibbons, Milstein and Schoff elected to defer their restricted share award into the Directors’ Deferred Compensation Plan.

(3)

The amounts reflect the change in fair value of deferral accounts under the Directors’ Deferred Compensation Plan.  Amounts credited to deferral accounts are converted to “share units” which are valued based upon the closing price of the Company’s common shares at the end of each reporting period.  Each deferral account is increased when the Company pays a dividend on the Company’s common shares by the number of share units that represent the dividend paid per share multiplied by the number of share units in the account on the date of record for the related dividend payment.  At the end of each reporting period, the total value of the deferred compensation is adjusted for increases in share units and for changes in our common share price.  Mr. Schwarz received a distribution of $23,957 from his account in 2009.

The Company has adopted share ownership guidelines for members of the Board of Directors.  The guidelines provide that each director owns Company common shares or common share equivalents having a value at least equal to such director’s annual retainer (including committee retainers) and that once that level is achieved, such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares.  All of the members of the Board of Directors have met this ownership guideline.

The Board of Directors recommends that shareholders vote FOR the nominees for election set forth above.

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CORPORATE GOVERNANCE

The Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the best interests of the Company and its shareholders.  A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions (collectively, “Senior Financial Officers”) of the Company.  The code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to proactively promote ethical behavior among peers and subordinates in the workplace and to promptly report to the Audit Committee any violation or suspected violation of the Code of Ethics for Senior Financial Officers.  The Code of Ethics for Senior Financial Officers is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the Code of Ethics for Senior Financial Officers may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, by posting on the Company’s web site.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company.  The Code of Business Conduct and Ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, corporate opportunities, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior.  The Code of Business Conduct and Ethics is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the Code of Business Conduct and Ethics granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board of Directors authorized to do so and will be promptly disclosed as required by applicable laws or New York Stock Exchange ("NYSE") listing standards.

Independent Directors

The Corporate Governance Guidelines adopt criteria for the determination of director independence that are consistent with those of the NYSE listing standards.  The Board of Directors has determined that all of the nominees for director, except for Messrs. Friedman and Milstein, are “independent directors” within the meaning of the NYSE listing standards.  Albert T. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue providing) legal services to the Company; however, the Board of Directors affirmatively determined that Mr. Adams is an “independent director” within the meaning of the NYSE listing standards and that his relationship with Baker & Hostetler LLP does not interfere with his exercise of independent judgment as a director.  James M. Delaney is a consultant to AON Risk Services, which is a vendor of the Company; however, the Board of Directors affirmatively determined that Mr. Delaney is an “independent director” within the meaning of the NYSE listing standards and that his relationship with AON Risk Services does not interfere with his exercise of independent judgment as a director.

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Board Leadership Structure and Executive Session

The current leadership structure of the Company’s Board of Directors combines the positions of Chief Executive Officer (the "CEO") and Chairman of the Board of Directors and balances such combination with an independent lead director.  Mr. Friedman currently serves as the CEO and Chairman of the Board of Directors.  As the individual with primary responsibility for managing the Company’s day-to-day operations, the Board of Directors believes he is best positioned to chair regular meetings of the Board of Directors and lead discussions regarding long-term strategic plans and principal business issues.  The Board of Directors believes the combined structure, coupled with an independent lead director, ensures that the Board of Directors is presented with the information required for it to fulfill its responsibilities while also providing independent oversight and accountability of management.  The Board of Directors believes that the current leadership structure contributes to making meetings of the Board of Directors as productive and effective as possible.

The non-employee directors of the Board of Directors regularly meet in executive session without management.  The non-employee directors have chosen Mr. Schwarz to serve as independent lead director and to preside at meetings of non-employee directors.  The independent lead director serves as a liaison between the Chairman of the Board of Directors and other directors.

Board Committees

The Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Finance and Planning Committee, a Pricing Committee and a Nominating and Corporate Governance Committee.  All of the members of the Board of Directors’ Audit, Executive Compensation and Nominating and Corporate Governance Committees are independent directors under the NYSE listing standards with respect to such committee membership.

Nominating and Corporate Governance Committee

During 2009, the Nominating and Corporate Governance Committee was comprised of Messrs. Adams (Chairman), Delaney and Schwarz, all of whom are independent.  In March of 2010, Mr. Adams resigned from the Committee and the Committee is currently comprised of Messrs. Schoff (Chairman), Delaney and Schwarz, all of whom are independent.  The Nominating and Corporate Governance Committee held three meetings in 2009.  This Committee was formed to assist the Board of Directors in identifying individuals qualified to become members of the Board of Directors; to recommend Board committee structure, membership, compensation and operations; to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures; to lead the Board of Directors in the review of the Board of Directors' performance; and to review and approve director compensation.

The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors.  However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NYSE listing standards, as well as age, skill and experience in the context of the needs of the Board of Directors.  The Nominating and Corporate Governance Committee does not have a specific policy with respect to its consideration of diversity; however, diversity is one of the many factors that it considers when identifying potential candidates to serve on the Board of Directors.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and the Company’s shareholders.  Each of the members of the Board of Directors was chosen to be a director or nominee because the Board of Directors and the Nominating and Corporate Governance Committee believe that he has demonstrated leadership or governance experience, specific industry knowledge or expertise and good judgment and integrity.  The Board and the Committee believe that these skills and qualifications combined with each director’s diverse background and ability to work in a positive and collegial fashion benefit the Company and the Company’s shareholders by creating a strong and effective Board of Directors.  Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board of Directors or nominee:

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Mr. Friedman has been involved in the real estate business for over 40 years and has been with the Company for over 35 years.  He provides the Board of Directors with an extensive understanding of the Company’s business, strategy, markets, competitors, financials, operational issues and regulatory requirements.  Mr. Friedman has demonstrated his leadership experience as Chairman of the Board and CEO of the Company since its organization in 1993.  He is also active in several industry-specific professional organizations and other community activities. Mr. Friedman earned a Bachelor of Science degree from The Ohio State University.

Mr. Adams brings the Company broad experience from a career focused on corporate finance, real estate and business transactions.  In addition to his law degree, Mr. Adams received a MBA from Harvard Business School and was a teaching fellow in Economics at Harvard College.  Utilizing a combination of legal and business skills, he has extensive experience in advising companies with respect to capital market activity, business combinations and corporate governance.  Mr. Adams has served as a director or trustee of numerous private, charitable and civic organizations.  He has also served as a director of six publicly-held companies, including five publicly-held real estate investment trusts.  During his tenure as a director of publicly-held real estate investment trusts, Mr. Adams served as a member and chairman of three corporate governance committees; a member of three, and a chairman of one, compensation committees; and a member and chairman of one audit committee.

Mr. Delaney has a distinguished background in public accounting.  He was formerly the managing partner of the Cleveland, Ohio office of Deloitte & Touche.  Mr. Delaney earned a degree in Business Administration and a Masters in Accounting from Michigan State University and has been a CPA for over 40 years.  He had a leadership and management role as the former managing partner of the Cleveland, Ohio office of Deloitte & Touche.  Mr. Delaney has served on Accounting Principal and Financial Reporting Committees of the Ohio Society of CPAs.  He has also served as the Chair of Accounting Advisory Committees of several universities, including Case Western Reserve University, Kent State University and the University of Akron.  He qualifies as an audit committee financial expert under SEC regulations.  Mr. Delaney also serves as a consultant to AON and has experience in risk assessment and management.

Mr. Gibbons brings extensive leadership and governance skills to the Board of Directors from his role as senior managing director and principal of Brown Gibbons Lang & Company, an investment banking firm.  He is a co-founder and chairman of Global M&A United States and is a former chairman of Global M&A.  He is involved on several advisory committees, boards of trustees and not-for-profit boards.  Mr. Gibbons has also served on the board of directors of two other publicly traded companies, LESCO, Inc. and Preformed Line Products (“PLP”), and currently serves as chairman of the audit committee of PLP.  He earned a Bachelor of Science degree from Kenyon College, a law degree from Cleveland State University and a master's degree from Case Western Reserve University.

Mr. Milstein has considerable experience in real estate development and investment and holds a Bachelor of Arts degree and a MBA, both from Southern Methodist University.  As a project manager for a general construction company, he is knowledgeable about all aspects of rehabilitation and construction, with a focus on multifamily projects.  He is a significant shareholder of the Company, has served on the Board of Directors of the Company since its organization in 1993 and provides a historical perspective of the Company’s business and strategic challenges.

Mr. Schoff brings valuable industry-specific knowledge, leadership and corporate governance experience to the Board of Directors.  Mr. Schoff earned a bachelor degree from Hamilton College and a law degree from Cornell University College of Law.  He practiced law for several years specializing in the acquisition and syndication of real estate properties prior to joining DDR, a publicly traded real estate investment trust.  Mr. Schoff was the Chief Operating Officer at DDR and is familiar with all aspects of operation, including human resources, compensation, information technology and enterprise risk management.  Mr. Schoff also was in charge of the acquisitions and divestiture program for DDR and its joint ventures.  He has served on the boards of DDR and AIP, a publicly-traded real estate investment trust, and the audit committee of AIP.  He has also served as chairman and or director of several not-for-profit boards.

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Mr. Schwarz contributes extensive knowledge regarding business investment, management and development to the Board of Directors.  Mr. Schwarz holds a Bachelor of Science degree from The Ohio State University and a MBA from Case Western Reserve University.  He has over 35 years of business experience as an entrepreneur, executive and private equity investor, most currently with Edgewater Capital Partners.  He has experience in management consulting and recruiting, and the development and retention of effective management personnel.  Mr. Schwarz also has extensive relevant corporate governance experience having served on the boards of, or as consultant to, several companies.  He is currently the chairman of the board of directors of Nine Sigma, Inc., a privately held technology company.

The Nominating and Corporate Governance Committee recommends a slate of nominees to the Board of Directors for election by shareholders at the Company’s annual meeting.  Although the Nominating and Corporate Governance Committee may retain a board search consultant to supplement the pool of Board of Directors candidates, it has not engaged a consultant at this time.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors.  To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder must submit the candidate’s name and qualifications to the Company’s Secretary, Martin A. Fishman, at the following address:  1 AEC Parkway, Richmond Heights, Ohio 44143.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Proposal One: Election of Directors” on page 3.

A current copy of the Nominating and Corporate Governance Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Audit Committee

The Audit Committee is comprised of Messrs. Delaney (Chairman), Gibbons and Schwarz, all of whom are independent as required by Section 10A of the Securities Exchange Act of 1934 and NYSE listing standards.  Mr. Delaney, a retired partner of Deloitte & Touche, chairs the Audit Committee.  The Board of Directors has determined that Mr. Delaney is a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws.  The Audit Committee held nine meetings in 2009.

The Audit Committee is responsible for assisting the Board of Directors in overseeing the following primary areas: (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with financial, legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.

A current copy of the Audit Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

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Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP and for issuing an opinion on the effectiveness of internal controls over financial reporting.

The Audit Committee has:

•

Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Annual Report on Form 10-K for the year ended December 31, 2009;

•

Discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement of Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU Section  380), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

•

Received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning such firm’s independence) and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

        Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Audit Committee

James M. Delaney, Chairman

Michael E. Gibbons

Richard T. Schwarz

Finance and Planning Committee

The Finance and Planning Committee, which consists of Messrs. Adams, Friedman, Gibbons (Chairman), Milstein and Schoff, assists the Board of Directors in matters relating to strategic planning and overall debt and capital structure of the Company.  The Finance and Planning Committee held two meetings in 2009.

A current copy of the Finance and Planning Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Executive Committee

The Executive Committee, which consists of Messrs. Adams, Friedman (Chairman) and Milstein, possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board of Directors or any of the Board of Directors’ committees) during intervals between meetings of the Board of Directors.  The Executive Committee held five meetings in 2009.

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Pricing Committee

The Pricing Committee, which consists of Messrs. Adams, Friedman (Chairman) and Gibbons, establishes the price of securities issued by the Company, from time to time, upon the authorization of the Board of Directors to issue such security offerings.  The Pricing Committee did not conduct any meetings in 2009.

Executive Compensation Committee

The members of the Executive Compensation Committee (the “Committee”) are Messrs. Delaney, Schoff and Schwarz (Chairman), all of whom are independent. The Committee held seven meetings in 2009.

The Chairman of the Committee establishes the agenda for each Committee meeting with the assistance of the CEO and the Vice President of Human Resources.  Meetings are attended by Committee members, as well as the CEO, the Vice President of Human Resources, external legal counsel and, from time to time, a third party compensation consultant.  At each meeting, the Committee has the opportunity to meet in an executive session, absent the CEO and the Vice President of Human Resources.  The Chairman of the Committee is responsible for updating the Board of Directors on all matters related to the executive compensation program.  The Committee has the authority to engage third party consultants to provide guidance and recommendations on matters related to the executive compensation program and may also delegate certain responsibilities related to administering the executive compensation program.

The Committee is responsible for assisting the Board of Directors in overseeing the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the CEO and the Company’s other elected officers and other officers who, together, comprise the five most highly compensated employees of the Company and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and employee compensation plans in light of the Company’s goals and objectives;
•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;
•	Establishing the contribution and earnings rates under the Company’s Supplemental Executive Retirement Plan on an annual basis;
•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•

Reviewing and approving grants and awards to the executive officers and other participants under the Company’s equity-based compensation plans based on achievement of pre-determined goals and objectives;

•	Reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company; and
•	Reviewing other broad-based human resources programs for employees as deemed appropriate by the CEO or as requested by the Board of Directors.

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A current copy of the Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the Audit Committee, which has primarily had the largest role in risk management oversight.  The Audit Committee reports regularly to the full Board of Directors with respect to actions taken and matters discussed by the Audit Committee, including any items that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors and the performance of the internal audit function.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The executive compensation program supports the Company’s commitment to creating shareholder value, achieving performance objectives, attracting and retaining top organizational contributors and linking executives’ pay to their ability to influence financial and organizational objectives, with a focus on the Company’s current priorities and long-term goals.

The Committee has overall responsibility for establishing, implementing and monitoring the executive compensation program for the executive officers named in the Summary Compensation Table and approving individual equity and cash awards under the program.  The key components of the Company’s “named executive officers” executive compensation program are base salary, annual incentives, longer-term share-based incentives and retirement and welfare benefits.  Each of these components operates within an integrated total compensation package to ensure that executives are compensated equitably, both from an internal and external perspective.

The integrated total compensation package is intended to provide target compensation to the Company’s named executive officers between the median and the 75th percentile of the competitive asset-based peer group which is comprised of real estate investment trusts (REITs), described in the introduction to the summary compensation table on page 19, and to provide opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations.  Because the Committee believes the Company also competes for talent with REITs in other asset classes, the Committee also compares executive compensation to a size-based peer group, also described in the introduction to the summary compensation table on page 19.   The Committee believes the executive compensation program, in total, reflects the competitive market practices of both the asset-based and size-based peer groups.

The Committee has engaged FPL & Associates, a nationally recognized consulting firm to: (i) assist the Committee with identifying the peer groups, which were selected using a number of factors such as asset class, size, market capitalization, number of multifamily units and number of full-time equivalent employees; (ii) assess the overall framework of the Company’s executive compensation program; and (iii) make recommendations for an executive compensation program that are consistent with the Company’s compensation philosophy and objectives.  FPL & Associates' engagement included the design, development and implementation of a long-term incentive plan.  The Committee also relied upon the consultant’s expertise for guidance and recommendations in establishing the overall compensation structure and individual compensation opportunities that were in place during 2009.  FPL & Associates does not provide any other services to the Company.

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The Committee reviews the overall executive compensation program and each executive’s compensation package at least annually.  A number of factors influence the Committee’s decisions in recommending and implementing adjustments to the executive compensation framework and each executive’s compensation package.  These factors include a competitive peer group analysis, individual performance, range of responsibilities relative to the Company’s business plan, internal pay equity, demonstrated individual competencies, value and contribution to the organization, experience and professional growth and development.  The peer group analysis is conducted by comparing each element of each executive’s compensation package and total remuneration to the compensation delivered to executives in similar positions within the peer groups.  This analysis is prepared with the help of the consultant and the Vice President of Human Resources and reflects compensation data as disclosed in most recent proxy statements and the consultant’s proprietary database.

The Committee works in concert with the Finance and Planning Committee and the Audit Committee to ensure that the targets established under the annual and long-term incentive plans support the Company’s strategic objectives and structures incentive compensation to reward achievement of those objectives.  The Committee also relies upon input from the CEO to ensure that the other executives are in agreement that the objectives related to the annual and long-term incentive plans are not only realistic but also challenging and motivating.  The Committee also relies upon the CEO to update it on the individual performance of each executive and may also seek the CEO’s recommendations for compensation adjustments delivered to each executive based on his performance, influence on the results of the organization and professional development.

The Committee has delegated authority to the CEO to award grants of equity compensation from a discretionary pool to non-executive employees for purposes of fostering retention, rewarding performance or in conjunction with an offer of employment.  Fifty-thousand shares were initially allocated to this pool and 50,000 remain available for future grants as of December 31, 2009 (as a result of grants and subsequent forfeitures that were returned to the pool because of terminations).

Elements of the Executive Compensation Program

Base Salary

Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company.  Base salaries are intended to reflect the median salaries among the asset-based peer group as described later in this document.  None of the named executive officers received base salary adjustments for 2009.

Annual Incentives

Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities.  The Committee determines specific compensation levels for the five most highly compensated officers ("Officers"), which includes the four named executive officers.  Officers are rewarded for accomplishing financial and business unit objectives.  In 2009, annual incentive opportunities for the Officers were determined at the discretion of the Committee.  The Committee based its determination on one or more of the following measures of corporate performance: same property net operating income; physical occupancy; property operating margins; fixed charge coverage; interest coverage; total shareholder return (actual and relative); financing activity; performance against budget; execution of strategic objectives; leverage ratios; funds available for distribution; and adjusted funds from operations.  Business unit and individual performance were also considered.  No specific targets or weightings among the aforementioned performance metrics were established.

In 2009, target annual incentive opportunities based on a percentage of base salary were established for each executive officer as follows:  Jeffrey I. Friedman, CEO - 130%; Martin Fishman, Vice President and General Counsel - 50%; Lou Fatica, Vice President, Treasurer and Chief Financial Officer - 60%; and John Shannon, Senior Vice President of Operations - 80%.  Individual target awards were determined based on a peer group compensation analysis and are intended to provide award opportunities between the median and 75th percentile of the asset-based peer group.  Threshold and high opportunities range from 50% to 150% of target, respectively.

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The Committee reviewed the Company’s operating results each quarter and assessed management’s performance throughout the year.  Actual 2009 results were reviewed and confirmed by the Company’s Audit Committee prior to the Committee approving the award payouts.  The Committee determined that an annual incentive payout was appropriate for the Company’s named executive officers because of the Company’s outstanding performance during a very difficult year.  The annual incentive for Messrs. Friedman, Fishman, Fatica, and Shannon was delivered at 109%, 100%, 117%, and 116% of target, respectively.  Award payouts were delivered in cash on February 19, 2010.

Long-Term Incentives

Long-term incentives emphasize pay for performance and are linked to both the longer-term, strategic objectives of the Company and the long-term interests of shareholders.  The Committee believes that equity-based awards create stronger links to shareholder returns, reward long-term performance and help to attract and foster the retention of executives who are in a position to most directly influence the long-term success of the Company. Long-term incentive awards align executives’ interests with those of shareholders by reinforcing an ownership mentality and the importance of providing competitive long-term total returns to shareholders.

The Company’s long-term incentive plan (“LTIP”) is comprised of two components: a single-year component and a multi-year component.  Generally, the single-year component is based on metrics that are consistent with the Company’s strategic plan, for example, same community net operating income ("NOI") growth over a one-year period and maintenance of interest coverage and fixed charge coverage ratios.  The multi-year component of the LTIP focuses on Company performance over a three-year period, generally measured by total shareholder return, as well as continued employment with the Company. Metrics for the multi-year component are established every three years.

The portion of an executive’s total remuneration that is delivered through long-term compensation is determined by reviewing a competitive asset-based peer group analysis, which is prepared by the compensation consultant based on the most recent proxy data and the consultant’s proprietary database, individual performance, range of responsibilities relative to the Company’s business plan and contribution to the organization.  The peer group analysis is used not only as a guideline for determining appropriate target long-term award opportunities, but also to ensure the mix of total compensation delivered to each executive is competitive with similar positions within the peer group.  In addition, in 2009, the peer group analysis was also used to analyze the methods of payment (such as the use of cash, stock options and restricted shares) to reward long-term performance.

The Committee established the terms of the single-year component for 2009 in February of 2009 after review and consideration of the competitive asset-based peer group analysis and the recommendations of the compensation consultant.  Similar to the annual incentive described above, the Committee determined that for 2009, the single-year long-term incentive earned by each officer would be determined at the discretion of the Committee, and amounts awarded would be based on an assessment of corporate performance against the following metrics: interest coverage and fixed charge coverage financial ratios and same community NOI over a one-year period.  The Committee established the 2009 single-year LTIP target opportunity for Messrs. Friedman, Fishman, Fatica and Shannon at 110%, 30%, 60% and 80% of base salary, respectively.

As with the annual incentive described above, the Committee reviewed the Company’s operating results each quarter and assessed management’s performance throughout the year.  Actual 2009 results were reviewed and confirmed by the Company’s Audit Committee prior to the Committee approving the award payouts.  The single-year LTIP for Messrs. Friedman, Fishman, Fatica and Shannon was delivered at 110% of target for each executive.  Awards were delivered in restricted shares and the number of shares granted to each executive was determined using the closing price of the Company's common shares on February 2, 2010.

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The multi-year component of the LTIP for 2007-2009 was established in 2007 as a percentage of 2007 base salaries and covered a three-year performance period that concluded on December 31, 2009.  The multi-year long-term component focused on three-year total shareholder return (“TSR”) (75% of the award), and continued employment with the Company (25% of the award).  TSR threshold, target and maximum objectives were established at the beginning of the three-year measurement period and a grant of restricted shares was issued at that time.  Cumulative TSR had to be at least 30% at the end of the three-year period in order for the TSR component of the multi-year LTIP to be earned.  Performance objectives related to cumulative TSR were evaluated at the end of the three-year period.  The Company did not achieve the necessary results for the 75% TSR component of the multi-year component, therefore, the shares attributed to the TSR component were forfeited.

The 25% portion of shares that was attributable to continued employment with the Company was earned at the threshold level.  The earned shares will vest entirely one year after the conclusion of the three-year measurement period.  These restricted shares have voting rights and receive dividends, which are accrued and earned interest at a rate determined by the Committee during the restricted period.  That rate was determined to be 8.3%, which is consistent with the earnings rate on Supplemental Employee Retirement Plan account balances, as described later in this document.  Only the dividends and accrued interest attributable to the shares that vest will be paid upon vesting.

The Committee reviewed the Company’s total shareholder return in February 2009 and determined that it was highly unlikely that any shares attributed to the TSR component of the multi-year portion of the LTIP would be earned. However, the Company led its peer group in total shareholder return in each of the one-, three- and five-year periods ending December 31, 2008. In recognition of the exemplary performance by management in accomplishing the Company's strategic objectives, the Committee determined to award a restricted share grant to each of the executive officers.  On February 24, 2009, Messrs. Friedman, Fishman, Fatica and Shannon were granted 71,696, 9,032, 14,812 and 16,747 restricted shares, respectively.  The restricted shares will vest in one-third installments over a three-year period.  These restricted shares have voting rights and are entitled to receive dividends during the restricted period.

2009 Equity-Based Award Plan Incentives

All equity compensation awards that were granted to executives in connection with the long-term incentive programs described above are governed by the terms and conditions of the Amended and Restated Equity-Based Award Plan, which was adopted by shareholders in 2005 and amended effective January 1, 2009 to comply with the provision of 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company’s equity-based plans provide executive officers and other key employees of the Company the opportunity to earn equity-based incentives, including common shares.  Awards made under the plans may be in the form of stock options, restricted shares or other equity-based awards.  Stock options are granted with an exercise price that is equal to the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time.  Additionally, the number of stock options that can be granted to an executive is capped at 125,000 stock options per annum.  This provision impacts the mix of stock options and restricted shares granted to the CEO under the long-term incentive plan.  Generally, stock options and restricted share awards will vest in installments over no less than a three-year period or upon achievement of performance objectives.

The Committee generally issues equity awards at its February meeting.  These awards are granted in conjunction with approval and payouts of the single-year long-term incentive component and also in conjunction with establishing objectives under the multi-year long-term incentive component as previously described.  The number of restricted shares that are granted to each executive is determined based on dividing the cash value of the award by the closing price of the Company's common shares on the date of grant.  The cash value of the award is determined as a percentage of base salary for the long-term incentive plan.  The Committee also has the discretion to grant equity-based awards in addition to those awards made in conjunction with the long-term incentive plans as it deems appropriate.

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Non-Qualified Deferred Compensation Plan

On June 18, 2007, upon approval of the Committee and the Board of Directors, the Company implemented The Associated Estates Realty Corporation Elective Deferred Compensation Program (the “Plan”).  The Plan is an unfunded, non-qualified deferred compensation program that is subject to the provisions of Section 409A of the Code, which strictly regulates the timing of elections and payment.  The Plan was developed in lieu of updating the Company’s Executive Deferred Compensation Plan, which was initially adopted by the Board of Directors on July 1, 1999.  Eligibility under the Plan is determined by the Committee or its designee.  Currently, each appointed or elected officer of the Company is eligible to participate in the Plan.

The Plan permits deferral of up to 90% of base salary and up to 100% of annual incentive payments delivered in cash.  An individual bookkeeping account is maintained for each participant.  Participants are provided a number of measurement funds from which they may select to determine earnings, which may be, but are not required to be, the same as those offered under the AERC 401(k) Savings Plan and Trust.  Deferrals of base salary and incentive payments (other than restricted shares, discussed below) are fully vested at all times.

The Plan also permits the deferral of restricted shares.  Restricted share deferrals are reflected in a separate bookkeeping account for each individual as share equivalent units.  Dividend credits are made to such account in the form of share equivalent units.  Distribution of amounts reflected by such share equivalents shall be made in the form of shares.  The vesting of share equivalent units occurs on the same schedule as the restricted shares that have been deferred.

The Plan allows for in-service and separation sub-accounts to permit election of distribution at either a specified date or following separation.  Payment of each deferral under the Plan may be in the form specified in the participant’s election and may be in the form of a lump sum or annual installments over a period not to exceed four years.  Payment of each deferral under the Plan is made on account of separation from service, death, or disability, or at a time specified by the participant, within the parameters set forth in the Plan.  Re-deferral elections are permitted within the parameters set forth in the Plan.  Accounts are distributed upon a change of control and distribution due to unforeseen financial hardship is also possible.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997 and restated effective January 1, 2009 to comply with the provisions of 409A of the Code, and is administered by the Committee.  As part of the redesign of the Company's compensation program, the Committee determined to limit additional contributions to the SERP to those participants that had vested accounts.  Consequently, effective January 1, 2007, additional contributions to the SERP will only be made for Messrs. Friedman and Fishman; however, the account balances for Messrs. Fatica and Shannon will continue to earn interest.

Pursuant to the SERP, the Company makes a contribution to the account of certain of the participating officers at the end of each plan year.  The Committee establishes the contribution rate, which was 6% of eligible earnings for 2009 (including base salary and payments under the annual incentive plan), prior to the beginning of each plan year.  The account balances are treated by the Company as an unfunded liability until the benefits are paid.  The account balances earn interest each year at a rate that is set by the Committee prior to the beginning of each plan year.  Historically, the interest rate paid on the account balances approximated the Company’s weighted average cost of capital.  The interest rate was 8.3% for 2009.

Each participant’s SERP account vests when the participant turns 55 years of age.  In the event of a change in control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts within thirty days of the change in control.

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Employment Agreement

The Company has an employment agreement with Jeffrey I. Friedman to serve as the Company’s President and CEO.  This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice.  Under the agreement, Mr. Friedman must devote his entire business time to the Company.  The agreement provides for an annual base salary, which may be increased from time to time.  Mr. Friedman’s current base salary was set at $487,479 in February of 2007 and was not increased for either 2008 or 2009.  Mr. Friedman’s employment agreement also provides for services of a full-time bookkeeper and assistant for Mr. Friedman’s business and personal matters and other benefits related to the performance of his duties.  Mr. Friedman’s employment agreement also addresses severance payments that may be due to him under certain termination scenarios.  These payments are discussed under “Potential Payments Upon Termination and Change in Control.”  In addition, Mr. Friedman’s employment agreement also includes non-competition and non-solicitation provisions that apply for a period of three years after the termination of his agreement.

Severance

The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, other than Mr. Friedman, if the Company terminates such executive officer without cause.  Mr. Friedman has severance provisions in his employment agreement.  This policy and potential payments under this policy are further explained under “Potential Payments Upon Termination and Change in Control.”

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer groups.

Report of the Executive Compensation Committee

The Committee has reviewed and discussed with the Company’s management the Executive Compensation Discussion and Analysis set forth above.  Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Executive Compensation Committee

Richard T. Schwarz, Chairman

James M. Delaney

James A. Schoff

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2009 by the Company’s CEO, Chief Financial Officer and each of the Company’s other executive officers (each, a “named executive officer” and, collectively, the “named executive officers”).

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Total compensation opportunities for each executive are established based on a comprehensive review of similar positions within the Company’s peer groups.  Each executive’s target opportunity is intended to align his compensation near the median to 75th percentile of the peer groups, depending on performance against pre-established goals and objectives.  In addition, each executive’s mix of total compensation is based on the mix of compensation for similar positions within the peer groups.  Compensation opportunities for the Company’s executives in 2009 were determined using 2008 peer group proxy data.  Two peer groups were identified:  an asset-based peer group and a sized-based peer group.  Compensation opportunities are intended to align with the median to 75th percentile of the asset-based peer group while the size-based peer group is used as a secondary benchmark to ensure pay levels are appropriate and competitive.  At the time the peer group analysis was conducted, the asset-based peer group consisted of eight public REITs that were chosen because of each company’s focus on multifamily properties and after considering each company’s market capitalization and number of full time employees.  The asset-based peer group included: BRE Properties, Inc., Camden Property Trust, Colonial Properties Trust, Essex Property Trust, Inc., Home Properties, Inc., Mid-America Apt. Communities, Inc., Post Properties, Inc., and UDR, Inc.  The size-based peer group consisted of eleven public REITs that vary in terms of property focus (i.e., health care, industrial, etc.).  The size-based peer group included:  American Campus Communities, Inc., Cogdell Spencer, Inc., East Group Properties, Inc., Education Realty Trust, Inc., First Potomac Realty Trust, National Health Investors, Inc., Omega Healthcare Investors, Inc., Ramco-Gershenson Properties Trust, Sun Communities, Inc., Urstadt Biddle Properties, Inc. and U-Store-It Trust.

In 2009, base salaries of the named executive officers comprised, on average, 33.6% of their total compensation.  The annual bonuses, long-term incentives and other compensation, as described in the Summary Compensation Table, comprised 26.8%, 34.4% and 5.2%, respectively, of the total compensation for the named executive officers for 2009.

SUMMARY COMPENSATION TABLE

						Non-Qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
	Fiscal		Bonus	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Jeffrey I. Friedman,	2009	487,479	690,758	971,267	-	72,918	127,655	2,350,077
Chairman, President and	2008	487,479	177,442	715,865	605,839	35,726	138,070	2,160,421
Chief Executive Officer	2007	480,992	135,000	820,830	502,920	15,702	133,701	2,089,145

Martin A. Fishman,	2009	267,500	133,750	136,328	-	36,311	23,912	597,801
Vice President, Secretary	2008	267,500	49,220	89,280	76,719	18,219	50,569	551,507
and General Counsel	2007	255,000	52,428	98,794	85,496	8,159	21,090	520,967

Lou Fatica,	2009	290,000	203,580	270,199	-	6,764	3,813	774,356
Vice President, Treasurer	2008	290,000	87,000	174,219	124,758	3,591	3,535	683,103
and Chief Financial Officer	2007	259,510	83,063	162,099	131,514	1,696	2,360	640,242

John T. Shannon,	2009	250,000	232,000	309,095	-	3,954	3,893	798,942
Senior Vice President	2008	250,000	52,500	233,622	179,925	2,099	3,746	721,892
of Operations	2007	223,139	47,300	166,510	186,064	992	2,387	626,392

(1)	Includes the amounts earned pursuant to the 2009 annual incentive plan which is described under “Executive Compensation Discussion and Analysis-Annual Incentives.”
19

(2)

Includes the fair value of awards granted and performance awards earned during the respective years.  Assumptions used in the calculation of these amounts are included in Note 15 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 25, 2010.  The executive has the right to vote the restricted shares and receive dividends during the restricted period on restricted shares with the exception of the restricted shares that were granted under the 2007 multi-year LTIP.  Dividends accrue on restricted shares granted in connection with the 2007 multi-year LTIP and will be paid in cash when the award vests.  Accrued dividends earn interest during the restricted period at a rate of 8.3%, consistent with the earnings rate applied to the Company’s SERP.  The TSR objectives under this plan were not met and therefore only the accrued dividends and interest attributable to the continued employment portion of the award will be paid when such shares vest.

(3) Non-equity incentive awards were not established for 2009 as discussed under “Executive Compensation Discussion and Analysis-Long Term Incentives.”
(4)

Includes earnings on SERP contributions that are considered to be “above market.”  Above market earnings are those that exceed 120% of the twelve-month federal rate of 0.4% as of January 2, 2009.  SERP contributions, which are described in footnote (5), are based on 6% of the executive’s annual compensation.  The earnings rate was 8.3% in 2009.

(5)

For 2009, the amounts for Mr. Friedman include compensation paid to a Company employee who provides bookkeeping and related administrative services to Mr. Friedman for matters that may be personal in nature and unrelated to the business of the Company or the performance of Mr. Friedman’s duties.  For 2009, the amounts for Messrs. Friedman, Fatica and Shannon also include Company matching contributions under the AERC 401(k) Savings Plan and Trust (the “401(k) Plan”) of $1,125, $3,514 and $3,606, respectively.  Under the 401(k) Plan, participants are eligible for the match of $0.25 on the dollar up to 6% of eligible compensation after completing one year of service.  For the named executive officers, eligible compensation for purposes of the 401(k) Plan includes regular wages (base salary) and excludes bonuses.  The amounts also include contributions to the executive’s SERP accounts.  Contributions for each executive are listed in the non-qualified deferred compensation table.  For 2009, SERP contributions made to vested participants’ accounts were based on 6% of each executive’s annual compensation, which includes base salary and annual bonus.  In addition, the amounts also include the interest earned on the accrued dividends attributable to the restricted shares granted in conjunction of the 2007 multi-year long-term incentive award.  For 2009, the amounts for Messrs. Fishman, Fatica and Shannon are $182, $299 and $287, respectively.  The TSR objectives under this plan were not met and therefore only the accrued dividends and interest attributable to the continued employment portion of the award will be paid when such shares vest.

20

Grants of Plan-Based Awards in 2009

Plan-based awards to executive officers named in the Summary Compensation Table during 2009 were as follows:

			All Other Stock	Grant Date
			Awards: Number	Fair Value
		Date of	of Shares of	of Stock and
		Committee	Stock or Units	Option Awards
Name	Grant Date	Action	(#)(1)	($)(2)

Jeffrey I. Friedman	02/02/10	02/02/10	50,587	589,844
	02/24/09	02/24/09	71,696	381,423
Martin A. Fishman	02/02/10	02/02/10	7,571	88,278
	02/24/09	02/24/09	9,032	48,050
Lou Fatica	02/02/10	02/02/10	16,415	191,399
	02/24/09	02/24/09	14,812	78,800
John T. Shannon	02/02/10	02/02/10	18,868	220,001
	02/24/09	02/24/09	16,747	89,094

(1)

The restricted shares granted on February 2, 2010, reflect the actual number of shares earned under the 2009 single year long-term incentive component.  These shares vest in three equal, annual installments with the first installment vesting immediately upon the date of grant.  The remaining installments vest on the first and second anniversary of the date of the grant.  The restricted shares granted on February 24, 2009, vest in three equal, annual installments beginning on the first anniversary of the date of the grant.

No other stock awards or option awards were granted during the fiscal year.
(2)

Aggregate grant-date fair value of the equity awards in accordance with GAAP.  Assumptions used in the calculations of these amounts are included in Note 15 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 25, 2010.

21

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to the executive officers named in the Summary Compensation Table as of December 31, 2009:

	Option Awards			Stock Awards
	Number of			Number of	Market Value
	Securities			Shares or Units	of Shares or
	Underlying			of Stock That	Units of Stock
	Unexercised	Option	Option	Have Not Yet	That Have
	Options (#)	Exercise	Expiration	Vested	Not Vested
Name	Exercisable	Price ($)	Date	(#)(1)	($)(2)

Jeffrey I. Friedman	300,000	8.69	2	210,400	2,371,208
	125,000	9.58	8
	125,000	11.26	2
	75,000	9.46	8

Martin A. Fishman	115,300	8.69	2	24,244	273,230
	33,375	9.58	8
	26,581	11.26	2
	25,047	8.06	8
	2,953	8.06	8
	15,000	9.46	8

Lou Fatica	100,000	8.69	2	42,836	482,762
	30,354	9.58	8
	26,060	11.26	2
	12,750	9.46	8
	5,000	8.06	12

John T. Shannon	44,180	9.58	8	51,324	578,421
	39,090	11.26	2
	100,000	8.45	4
	18,750	9.46	8

22

(1)	The following table lists the vesting schedule for the stock awards that had not yet vested as of December 31, 2009:

	Future Vesting of Stock Awards				Future Vesting of Stock Awards

		Shares				Shares
	Grant	Vesting	Vesting		Grant	Vesting	Vesting
Name	Date	(#)	Date	Name	Date	(#)	Date

Jeffrey I. Friedman	2/26/07	2,755	2/26/10	Martin A. Fishman	2/26/07	624	2/26/10
	2/26/07	21,663	12/31/10		2/26/07	1,492	12/31/10
	2/26/08	17,529	2/26/10		2/26/08	1,908	2/26/10
	2/24/09	48,378	2/24/10		2/24/09	5,594	2/24/10
		48,378	2/24/11			5,594	2/24/11
	2/24/09	23,899	2/24/10		2/24/09	3,011	2/24/10
		23,899	2/24/11			3,011	2/24/11
		23,898	2/24/12			3,010	2/24/12

Lou Fatica	2/26/07	612	2/26/10	John T. Shannon	2/26/07	826	2/26/10
	2/26/07	2,449	12/31/10		2/26/07	507	12/31/10
	2/26/08	3,131	2/26/10		2/26/08	3,623	2/26/10
	2/24/09	10,916	2/24/10		2/24/09	14,811	2/24/10
		10,916	2/24/11			14,811	2/24/11
	2/24/09	4,938	2/24/10		2/24/09	5,582	2/24/10
		4,937	2/24/11			5,582	2/24/11
		4,937	2/24/12			5,583	2/24/12

(2)

Market value of unearned shares was determined by multiplying the number of unearned shares as of December 31, 2009, by the closing price of the Company’s common shares on the last business day of 2009.  The closing price on that day was $11.27.

23

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and the vesting of restricted shares and similar instruments during 2009 by the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)

Jeffrey I. Friedman	-	-	85,882	457,764

Martin A. Fishman	26,500	273,376	10,796	57,503

Lou Fatica	4,000	38,482	17,246	91,911

John T. Shannon	-	-	22,817	121,558

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during 2009 under each contribution or other plan that is not tax-qualified with respect to each named executive officer:

		Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
		Contributions	Contributions	Earnings in	Withdrawals/	at December 31,
Name	Plan	in 2009 ($)(1)	in 2009 ($)(2)	2009 ($)(3)	Distributions ($)	2009 ($)

Jeffrey I. Friedman	SERP	-	76,667	77,394	-	1,086,514
	NQDC	118,267	-	-	-	513,837
Martin A. Fishman	SERP	-	23,730	38,540	-	526,612
	NQDC	-	-	-	-	-
Lou Fatica	SERP	-	-	7,179	-	93,674
	NQDC	-	-	-	-	-
John T. Shannon	SERP	-	-	4,197	-	54,761
	NQDC	40,599	-	-	-	66,641

(1)

Executive contributions reflect portions of base salary and restricted share grants that the named executive elected to defer into the Company’s non-qualified deferred compensation plan, as previously described.  These amounts are also set forth in the Summary Compensation Table.

(2)

Registrant contributions reflect contributions made to the named executive officer’s SERP account during the fiscal year.  These amounts are also set forth in the Summary Compensation Table and described in footnote (5) thereto.

(3)	Aggregate earnings on SERP contributions during the fiscal year. Above-market earnings on the SERP accounts are also set forth in the Summary Compensation Table and described in footnote (4) thereto.

24

Potential Payments Upon Termination and Change in Control

The Company has a severance program for the named executive officers with the exception of the CEO whose severance is governed by his employment agreement.  Under this program, the executive will receive a severance payment if his employment is terminated by the Company for any reason other than willful misconduct equal to one year of base salary, one year of insurance coverage, a pro-rata payout of the annual bonus for the year in which the termination occurs and executive outplacement services.  In exchange for the severance, the executive is required to execute an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period.  If Mr. Fishman, Fatica or Shannon had been terminated by the Company for a reason other than willful misconduct on December 31, 2009, he would have received severance equal to $427,441, $489,467 and $476,715, respectively, based on annual bonus amounts at target.  In addition, if Mr. Fishman, Fatica or Shannon had been terminated by the Company for a reason of death or disability on December 31, 2009, any stock options held by him would have become immediately and automatically vested and exercisable.  Likewise, upon termination due to death or disability, any restricted shares held by a named executive officer would have vested and any restrictions thereon would have immediately lapsed.  The number of stock options and restricted shares subject to vesting had death or disability occurred on December 31, 2009 are described below.

Pursuant to the terms of his employment agreement, if Mr. Friedman, our CEO, is terminated for cause (as defined in the agreement), he will receive only any unpaid but accrued base salary and benefits.  Thus, if Mr. Friedman had been terminated for cause on December 31, 2009, he would have received $17,089 in accrued base salary and benefits.  If Mr. Friedman is terminated due to death or permanent disability (as defined in his employment agreement), he will receive payment equal to two years of base salary plus a pro-rata portion of the bonus for the year in which termination occurs.  If Mr. Friedman had been terminated due to death or permanent disability on December 31, 2009, he would have received $1,608,681 in base salary and bonus payments.  If Mr. Friedman is terminated without cause by the Company or is terminated in connection with a change in control or voluntarily resigns for good reason (as defined in the employment agreement), he will receive a lump sum equal to the greater of (i) unpaid base salary for the remainder of the unexpired term of his agreement, pro-rata bonus and other accrued benefits or (ii) the current year’s base salary, pro-rata bonus and other accrued benefits.  Thus, if Mr. Friedman had been terminated by the Company without cause or in connection with a change in control or had resigned his employment for good reason on December 31, 2009, he would have received $2,096,374 in base salary, bonus and benefits.  If any amounts payable to Mr. Friedman constitute an “excess parachute payment” within the meaning of Section 280G of the Code that are subject to excise tax, the amounts payable will be increased to the extent necessary to place Mr. Friedman in the same after-tax position as he would have been in had no such tax assessment been imposed.  Based on the severance payment that represents the amount due based on a change in control on December 31, 2009, as noted above, plus the vested SERP account and accelerated vesting of equity plan amounts as noted below, the amount of this gross up would be $404,121.  In addition to these items, beginning on the day after the cessation of his employment with the Company (except in the case of termination for cause, death and until the date that Mr. Friedman would begin employment with another company), the Company shall provide to Mr. Friedman at no cost to him, office space (at a location other than the executive offices of the Company) and a full-time secretary and other customary office support functions.

In addition, if a named executive officer dies or becomes disabled or if a change in control (as defined in the Company’s equity plan) occurs, any stock options held by him will become immediately and automatically vested and exercisable.  If Messrs. Friedman, Fishman, Fatica or Shannon had died or become disabled, or if a change in control had occurred, on December 31, 2009, their restricted shares in the amounts of 210,400; 24,244; 42,836 and 51,324 would have vested at a value of $2,371,208; $273,229; $482,762 and $578,421, respectively.  Furthermore, upon death or disability or a change in control, any restricted shares held by a named executive officer will vest and any restrictions thereon will immediately lapse.

25

Further, all equity awards that are deferred into elective deferred compensation accounts become fully vested in the event of a change in control.  If a change in control had occurred on December 31, 2009, Messrs. Friedman and Shannon would have had 219,386 and 9,454 restricted share units at a value of $2,472,480 and $106,547, respectively, vest.  These shares and the corresponding values are included in the amounts reported in the previous paragraph.  Moreover, all SERP account balances become fully vested in the event of a change in control (as defined therein).  If a change in control had occurred on December 31, 2009, Messrs. Friedman, Fishman, Fatica and Shannon would have become vested in amounts under the SERP equal to $1,086,514, $526,612, $93,673 and $54,761, respectively.

Compensation Committee Interlocks and Insider Participation

Messrs. Delaney, Schoff and Schwarz comprised the Committee for 2009.  There are no compensation committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of March 15, 2010 (unless otherwise noted), by: (a) the executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than 5% of the outstanding common shares (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group.  The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable
	Common Shares	or Exercisable	Total Number	Percent
Name and Address of Beneficial Owner (1)	Beneficially Owned	Within 60 Days	of Shares (2)	of Class

Albert T. Adams	5,000	10,000	15,000	*
James M. Delaney	10,560	5,000	15,560	*
Lou Fatica	123,775	174,164	297,939	1.3%
Martin A. Fishman(3)	94,970	218,256	313,226	1.4%
Jeffrey I. Friedman(4)	562,269	625,000	1,187,269	5.2%
Michael E. Gibbons(5)	13,312	-	13,312	*
Mark L. Milstein	784,331	10,000	794,331	3.6%
James A. Schoff	35,000	-	35,000	*
Richard T. Schwarz	78,020	10,000	88,020	*
John T. Shannon	133,738	202,020	335,758	1.5%
Loomis Sayles & Co., L.P.(6)	1,227,525	-	1,227,525	5.5%
Cohen & Steers, Inc.(7)	1,878,747	-	1,878,747	8.4%
All Executive Officers and Directors
as a Group (10 persons)	1,840,975	1,254,440	3,095,415	13.1%

* Less than 1%.

(1)	Addresses have been provided only for those shareholders having a 5% or greater beneficial ownership interest.
(2)

Total number of shares does not include the share units for the account of an individual director or named executive officer under the deferred compensation plan as follows:  Mr. Adams - 111,332; Mr. Delaney -54,785; Mr. Gibbons - 38,911; Mr. Milstein - 8,463; Mr. Schoff - 37,502; Mr. Schwarz - 10,829; Mr. Friedman - 222,499; and Mr. Shannon - 9,588.  The share units have the same economic value as common shares but have no voting power.

(3)

Includes 517 common shares held jointly by Mr. Fishman and his wife and 4,668 common shares held in an IRA account.  Also includes 5,000 common shares of which Mr. Fishman shares voting power and investment power jointly with his brother.

(4)	Includes 201,000 common shares held by Mr. Friedman’s wife and 10,985 common shares held by a trust of which Mr. Friedman is trustee. Also includes 125,000 common shares pledged as security.
(5)	Includes 135 common shares of which Mr. Gibbons shares voting power and investment power jointly with his wife.
(6)

Based on information as of December 31, 2009, contained in a Schedule 13G filed with the SEC on February 16, 2010, Loomis Sayles & Co., L.P. has the sole power to vote and sole dispositive power with respect to 1,227,525 common shares.  The principal business office address of Loomis Sayles & Co., L.P. is One Financial Center, Boston, Massachusetts 02111.

(7)

Based on information received from Cohen & Steers, Inc. regarding the number of shares owned as of March 10, 2010.  Cohen & Steers, Inc. has sole power to vote and sole dispositive power with respect to 1,878,747 common shares.  The principal business address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Albert T. Adams

Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP.  Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2010.

Merit Enterprises, Inc.

Merit Enterprises, Inc. (“Merit”), a subsidiary of the Company, has acted as a subcontractor to JAS Construction, Inc. (“JAS”) performing property rehabilitation and other work from time to time.  JAS was owned by and operated by Jason A. Friedman, who is the son of Jeffrey I. Friedman, the Company’s Chairman, President and CEO.  During calendar year 2009, JAS paid Merit approximately $496,000 for work performed by Merit for JAS pursuant to those subcontracts.

Jason A. Friedman

On September 8, 2009, Jason A. Friedman joined the Company as Vice President of Construction and Development and President of Merit Enterprises, Inc.  In 2009, Jason A. Friedman received $64,038 in base salary, an annual incentive payment of $45,000 and a grant of 3,216 restricted shares in connection with the single-year component of the LTIP.

Marcus & Millichap

The Company retains Marcus & Millichap (“M&M”), a real estate investment brokerage company, to broker the sale of certain of its properties throughout the United States that it owns or manages for third parties.  A son of Jeffrey I. Friedman, the Company’s Chairman, President and CEO, is a broker with M&M.  During the year ended December 31, 2009, the Company paid M&M approximately $570,000 in fees related to the sale of its owned properties, of which Mr. Friedman’s son received approximately $263,000.

Milstein Litigation Matters

In April 2008, Brock E. Milstein, a brother-in-law of Jeffrey I. Friedman, the Company’s Chairman, President and CEO, and a half brother of Mark L. Milstein, a director of the Company, filed a lawsuit against the Company on behalf of Westchester Village Development Company (“WVDC”), a limited partnership controlled by Brock Milstein.  The complaint alleged the Company had mismanaged a property owned by WVDC and sought damages of approximately $70,000.

On January 7, 2009, the Company became aware that trusts beneficially owned by Brock Milstein and his siblings, Brinah M. Milstein and Brooke L. Milstein (collectively the “Trusts”), were in violation of the shareholder ownership limitations imposed by the Company’s Articles of Incorporation at the time and that the Trusts were interested in acquiring additional shares. Although the Company has a limited ability to waive the ownership limit, no waiver was permitted under these circumstances. Consequently, the Company advised Brock Milstein that the Trusts were in violation of the Company’s stock ownership limitation and invoked its remedies for such breach.

The Company, Brock Milstein and the Trusts subsequently entered into a settlement agreement for the purpose of resolving the above-described disputes. Under the terms of the settlement agreement, the Company facilitated an exchange of shares between the Trusts and Robert I. Milstein, a Company shareholder, brother-in-law of Jeffrey I. Friedman and brother of Mark L. Milstein, which resulted in the common shares owned by the Trusts to no longer be considered to be held in violation of the Company’s stock ownership limitation. Since Robert I. Milstein’s cooperation was strictly voluntary and essential to resolution of the dispute, the Company agreed to indemnify him from any liability arising out of his participation in the settlement. As part of the overall settlement, Brock Milstein agreed to cause WVDC to dismiss its lawsuit against the Company, and the lawsuit was dismissed with prejudice. In addition, in connection with the settlement agreement, Brock Milstein and the Trusts entered into a standstill agreement with the Company.  The Company did not incur any material costs in connection with the settlement of these disputes other than the payment of its own attorney’s fees.  The Company does not anticipate that it will incur any liability in connection with its indemnification obligation owing to Robert I. Milstein.

Review and Approval of Transactions with Related Persons

The Board of Directors of the Company reviews and the independent directors must approve all related party transactions.  Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board of Directors for consideration.  The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board of Directors, and the independent members of the Board of Directors may approve or disapprove the Company entering into the transaction.  All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the independent members of the Board of Directors pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2009, or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 41,000,000 TO 91,000,000, WHICH RESULTS IN AN INCREASE IN THE TOTAL NUMBER OF AUTHORIZED SHARES FROM 50,000,000 TO 100,000,000

Our Board of Directors has unanimously approved and recommended that our shareholders approve an amendment to our Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000, which will result in an increase in the total number of authorized shares from 50,000,000 to 100,000,000.  As of March 15, 2010, of the 41,000,000 currently authorized common shares there were 28,170,763 common shares issued, of which 22,349,302 shares were outstanding and 5,821,461 shares were in treasury.  We also had the following reserved common shares as of March 15, 2010: 516,203 common shares reserved for issuance under our shareholder approved equity-based award plans; 1,365,364 common shares reserved for issuance in settlement of outstanding option awards; and 261,822 common shares reserved in connection with settlement of units held under our Directors’ Deferred Compensation Plan.

Our Board of Directors believes that the proposed increase in authorized common shares is desirable to enhance our flexibility in taking possible future actions, such as equity issuances, debt repayment, asset acquisitions and other corporate transactions, equity compensation awards and other corporate purposes.  The proposed amendment will enable us to accomplish these objectives in a timely manner.  Our Board of Directors determines whether, when and on what terms to issue authorized common shares, except as may be required by law, regulation or the rules of any national securities exchange on which the common shares are then traded.  There are currently no plans or arrangements for the use of the additional authorized common shares.

The text of Article Fourth of the Articles of Incorporation, as it is proposed to be amended, is set forth below, marked to show changes from the current provision contained in the Articles of Incorporation:

FOURTH:  The authorized number of shares of the Corporation is 100,000,000, consisting of 91,000,000 Common  Shares, without par value (hereinafter called "Common Shares"), and 3,000,000 Class A Cumulative Preferred Shares, without par value (hereinafter called "Class A Shares"), 3,000,000 Class B Cumulative Preferred Shares, without par value (hereinafter called "Class B Shares") and 3,000,000 Noncumulative Preferred Shares, without par value (hereinafter called "Noncumulative Shares").

The additional common shares to be authorized will have rights identical to our currently outstanding common shares.  The proposed amendment will not affect our preferred shares.

Our Articles of Incorporation provide that shareholders do not have preemptive rights to subscribe to additional securities which we may issue.  If we issue additional common shares or other securities convertible into common shares in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present shareholders.  The increase in authorized common shares could also discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect.  The increase in authorized common shares is not proposed in response to any known attempt to acquire control of us.

The Board of Directors recommends that shareholders vote FOR the amendment to our second amended and restated Articles of Incorporation to increase the number of authorized common shares from 41,000,000 to 91,000,000, which results in an increase in the total number of authorized shares from 50,000,000 to 100,000,000.

PROPOSAL THREE:  RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the independent registered public accounting firm to the Company in 2009 and is expected to be retained by the Company’s Audit Committee to do so in 2010.  Under the Audit Committee charter, the Audit Committee is responsible for the appointment and oversight of, and the approval of the compensation arrangements with, the Company’s independent registered public accounting firm.  The Board of Directors has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by shareholders at the annual meeting of shareholders.

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on the matter.  Shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by Ohio law, the Company’s Code of Regulations or otherwise.  Although this vote is not binding, if shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the shareholder vote in determining whether or not to retain the firm.  The Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that shareholders did not ratify the appointment, or select another nationally recognized accounting firm without re-submitting the matter to shareholders.  Even if the appointment is ratified, the Audit Committee reserves the right, in its discretion, to select and appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

Fees Paid to PricewaterhouseCoopers LLP

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company’s annual financial statements for the years ended December 31, 2009 and 2008 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during 2009 and 2008 were $495,000 and $564,000, respectively.  The fees for 2009 and 2008 include the audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2009 and 2008 were $6,900 and $62,000, respectively.  Audit-related fees in 2009 consist of $6,900 billed for the security count procedures related to the Company’s advisory business.  Audit-related fees in 2008 consist of $57,000 billed for procedures related to other SEC filings and $5,000 billed for the security count procedures related to the Company’s advisory business.

Tax Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning for the years ended December 31, 2009 and 2008 were $88,000 and $85,000, respectively, of which $48,000 and $47,000, respectively, were related to tax compliance services.

All Other Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for other products and services years ended December 31, 2009 and 2008 were $1,600 and $0, respectively, relating primarily to software licensing  for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountant’s independence.  The Audit Committee reviews formal communication of auditor independence as required by PCAOB Rule 3526.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accountant for the Company’s fiscal year ending December 31, 2010.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2011 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on November 26, 2010.  In addition, if a shareholder intends to present a proposal at the Company’s 2011 annual meeting of shareholders without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 10, 2011, proxies solicited by the Board of Directors for the 2011 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.  Shareholders should submit proposals to the executive offices of the Company, 1 AEC Parkway, Richmond Heights, Ohio 44143, Attention: Secretary.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs.  A number of brokerage firms have instituted householding.  In accordance with a notice sent during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.  In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

Also, shareholders that share an address and receive multiple copies of annual reports or proxy statements can request that only one copy be sent to that address in the future by providing instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors, an individual director, the lead director or the non-employee directors as a group by mailing them to the Board of Directors, individual director, lead director or group of non-employee directors (as applicable), c/o Secretary, Associated Estates Realty Corporation, 1 AEC Parkway, Richmond Heights, Ohio  44143.  All communications will be forwarded to the Board of Directors, individual director, lead director or group of non-employee directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement.  If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment.  For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NYSE requirements and the Company's governing documents.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the nominees named in Item 1 and FOR Proposal 2 and Proposal 3.

1.	Election of	01	Albert T. Adams	05	Mark L. Milstein	☐	Vote FOR all nominees	☐	Vote WITHHELD
	Directors:	02	James M. Delaney	06	James A. Schoff		(except, if applicable,		from all nominees
		03	Jeffrey I. Friedman	07	Richard T. Schwarz		as marked below)
		04	Michael E. Gibbons
ê Please fold here - Do not separate ê

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.

To approve the amendment to Associated Estates Realty Corporation's Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares of the Company from 41,000,000 to 91,000,000, which results in an increase in the total number of authorized shares of the Company from 50,000,000 to 100,000,000.

	☐	For	☐ Against	☐	Abstain

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the Company's fiscal year ending December 31, 2010.

	☐	For	☐ Against	☐	Abstain

4.	In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted as specified by the shareholder.  If no specifications are made, the proxy will be voted to elect the nominees named in Item 1 and FOR Proposal 2 and Proposal 3 and with discretionary authority on all other business that may properly come before the meeting or any adjournment or postponement thereof.

Electronic Delivery of Proxy Materials

☐	If you wish to receive future annual reports and proxy materials via the Internet, please indicate by checking the box to the left.

	Date
						Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy.  If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ASSOCIATED ESTATES REALTY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 5, 2010

Associated Estates Realty Corporation proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 5, 2010.

The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 15, 2010, at the Annual Meeting of Shareholders to be held on May 5, 2010, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 2, 2010, is hereby acknowledged.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL

www.eproxy.com/aec	1-800-560-1965	Mark, sign and date your proxy
card and promptly return it in the
Use the Internet to vote your proxy	Use a touch-tone telephone to	postage-paid envelope provided in
until 12:00 p.m. (ET) on	vote your proxy until 12:00 p.m.	sufficient time prior to the Annual Meeting
May 4, 2010.	(ET) on May 4, 2010.	in order to allow your vote to be counted.

If you vote your proxy by Internet or by Telelphone, you do NOT need to mail back your Proxy Card.